Exhibit (a)(1)

CERTIFICATE OF TRUST

of

CITY NATIONAL ROCHDALE REINSURANCE PREMIUM FUND

This Certificate of Trust for City National Rochdale Reinsurance Premium Fund (the “Trust”), a statutory trust, is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code § 3801 et seq.) and sets forth the following:

1.	The name of the trust is: City National Rochdale Reinsurance Premium Fund

2.	The name and address of the Registered Agent in the State of Delaware is:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

3.	The Trust is or will become prior to or within 180 days following the issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	This certificate shall be effective upon filing.

5.	The business of the Trust will be managed in accordance with the Trust’s Declaration of Trust as such document may be amended from time to time.

6.	Notice is hereby given that the Trust is or may hereafter be constituted a series trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof.

IN WITNESS WHEREOF, the undersigned, each as a Trustee of the Trust, has caused this Certificate of Trust to be duly executed as of this 1st day of December, 2016.

/s/ Vernon C. Kozlen	Trustee
Vernon C. Kozlen

/s/ James R. Wolford	Trustee
James R. Wolford

/s/ Daniel A. Hanwacker	Trustee
Daniel A. Hanwacker

/s/ Jay C. Nadel	Trustee
Jay C. Nadel

/s/ Andrew S. Clare	Trustee
Andrew S. Clare

/s/ Jon C. Hunt	Trustee
Jon C. Hunt